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                                  Exhibit 99
                                  Page 1 of 2

KMPG Peat MARWICK LLP


                        Independent Accountants' Report


The Board of Directors The Money Store Inc.:


We have examined Management's Assertion about The Money Store Inc. and subsidiaries (the Company) compliance with the minimum reviewing standards relating to mortgage loans, Small Business Administration loans andauto loans, identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standard V.4 which is inapplicable to the servicing of auto loans, as of and for the year ended December 31, 1996 included in the accompanying Management Assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on Management's Assertion about the Company's compliance based our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and PERFORMING. such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, Management's Assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1996 is fairly stated, in all material respects.


                                           /s/ KPMG Peat Marwick, L.L.P.


February 12, 1997
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                                   Exhibit 99


                                                                 THE MONEY STORE


February 12, 1997


                            MANAGEMENT'S ASSERTION
                            ------------ ---------



As of and for the year ended December 31, 1996, The Money Store Inc. and subsidiaries (the Company) has complied in all material respects with the minimum servicing standards relating to mortgage LOANS, Small Business Administration loans and auto loans as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgagee
                         ------------------------------------------------
Bankers, except for minimum servicing standard V.4, which in inapplicable for
-------
auto loans. As of and for this same period, the Company had in effect a fidelity bond policy, an errors and omissions policy, a mortgage impairment policy and an excess mortgage impairment policy in the amounts of six million, five million, one million and two million, respectively.


/s/ James K. Ransom                         /s/ John C. Hill
-------------------------------             -------------------------------
James K. Ransom                             John C. Hill
Vice President and                          Senior Vice President and
Principal Accounting Officer                Director - Home Equity Lending


/s/ Donald Coombe                           /s/ Bert Nixon
-------------------------------             -------------------------------
Donald Coombe                               Bert Nixon
Vice President National                     Vice President Administrative
Loan Servicing - TMSIC                      TMS Auto Finance Inc.


  3301 "C" STREET, Sacramento, CA 95816 (916) 446-5000, FAX (916) 554-8938